HEI Exhibit 10.6

EXECUTIVE DEATH BENEFIT PLAN OF

HAWAIIAN ELECTRIC INDUSTRIES, INC.

AND PARTICIPATING SUBSIDIARIES

I.	ESTABLISHMENT OF PLAN

Hawaiian Electric Industries, Inc. (“HEI”) hereby restates this Executive Death Benefit Plan of Hawaiian Electric Industries, Inc. and Participating Subsidiaries (“Plan”), effective January 1, 2009. The Plan was originally effective September 1, 2001. The purpose of this restatement is to update the Plan for certain changes in law and to modify the employers included as Participating Employers and certain eligibility and other design features of the Plan. The only benefits provided under this Plan are death benefits. The Plan is a death benefit plan within the meaning of Section 409A(d)(1)(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and an unfunded welfare plan maintained for the purpose of providing benefits for a select group of management employees of HEI and certain of its subsidiaries, as described in section 2520.104-24 of the regulations promulgated by the Secretary of Labor pursuant to the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding this restatement, the benefits and eligibility for benefits of any employee who had vested in his or her benefits prior to January 1, 2009 pursuant to Section 4.3 of the Plan, shall be determined under the provisions of the Plan as evidenced by the prior plan document, including, without limitation, any former employee of American Savings Bank, F.S.B. who had so vested.

II.	DEFINITIONS

2.1 “Beneficiary” means the beneficiary designated in writing by a Participant. The Beneficiary designation must be made on a form provided by the Administrative Committee. A Participant must designate his or Beneficiary at the time he or she becomes a Participant, and may change the designated Beneficiary at any time thereafter by executing a new Beneficiary designation. If the designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation at the time of the Participant’s death, any benefits payable hereunder shall be paid to the Participant’s estate.

2.2 “Code” means the Internal Revenue Code of 1986, as amended.

2.3 “Committee” means the plan administrator. The plan administrator shall be the Total Compensation Administrative Committee.

2.4 “Compensation Committee” means the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc.

2.5 “Disabled” or “Disability” refers to the existence of a disability within the meaning of the long-term disability program maintained by the Participating Employer by whom a Participant is employed.

2.6 “Eligible Position” means a management position that is designated in the personnel records of the Participating Employer as:

a.	Manager or above at HECO, MECO, or HELCO, or

b.	Grade 50 or above at HEI.

2.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.8 “Participant” means a management employee or former employee of a Participating Employer who has satisfied the eligibility requirements of the Plan, as set forth in Article III below, and has not terminated employment or changed his or her position in a manner that results in a loss of eligibility to participate.

2.9 “Participating Employer” means HEI or one of the following HEI subsidiaries: Hawaiian Electric Company, Inc. (“HECO”); Maui Electric Company, Limited (“MECO”); and Hawaii Electric Light Company, Inc. (“HELCO”).

2.10 “Plan” means the Executive Death Benefit Plan of Hawaiian Electric Industries, Inc. and Participating Subsidiaries, as set forth in this document and as amended from time to time.

2.11 “Retire” or “Retirement” means the voluntary termination of employment with a Participating Employer after the Participant has qualified for immediate commencement of normal or early retirement benefits under the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries (whether or not such Participant actually elects to have such retirement benefits commence immediately).

2.12 “Salary” means base annual rate of salary, including any elective contributions to the Hawaiian Electric Industries Retirement Savings Plan, the Hawaiian Electric Industries, Inc. FlexPlan, or any successor plan thereof, but excluding any incentive compensation, bonuses, deferred compensation, fringe benefits, or other amount not included in base salary.

2.13 “Total Compensation Administrative Committee” means the Hawaiian Electric Industries, Inc. Total Compensation Administration Committee, as organized and operated pursuant to charter adopted on September 18, 2007, as amended from time to time. The Total Compensation Administrative Committee is the plan administrator for this Plan.

III.	ELIGIBILITY

3.1 Becoming a Participant. To become a Participant in the Plan, a person must:

a.	Be employed by a Participating Employer in an Eligible Position on or after the effective date of this Plan; and

b.	Be designated as a Participant in writing by the Committee, or by a member of the Committee to whom the Committee has delegated the authority to designate Participants.

3.2 Forfeiture Upon Termination of Employment. A Participant who terminates employment with the Participating Employers for any reason other than Retirement, death, or Disability shall cease to be a Participant and shall forfeit any and all rights to benefits under this Plan.

3.3 Forfeiture Upon Transfer to Ineligible Position. A Participant who transfers to a position that is not an Eligible Position shall cease to be a Participant and shall forfeit any and all rights to benefits under this Plan.

IV.	BENEFITS

4.1 Preretirement, Postretirement and Disability Death Benefits. A Participant who is employed in, who retired from, or who terminated employment due to Disability from, an Eligible Position, shall receive the following benefits:

a.	If the Participant dies while actively employed, the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) two times the Participant’s Salary at the date of his or her death, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

b.	If the Participant dies after he or she Retires, the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) one times the Participant’s salary at the date of his or her Retirement, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

c.	If the Participant incurs a Disability, then:

i.	If the Participant dies while still Disabled and before attaining age 65, the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) two times the Participant’s Salary at the date he or she became Disabled, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

ii.	If the Participant continues to be Disabled until the time he or she attains age 65, then upon the Participant’s death after such time the Participant’s Beneficiary shall receive a lump sum death benefit equal to (i) one times the Participant’s Salary at the date he or she became Disabled, (ii) divided by one minus the highest marginal rate of federal income tax imposed on benefits of this type as of the date of the Participant’s death.

4.2 Payment. All benefits payable under this Plan shall be paid by the Participating Employer by which the Participant was last employed.

4.3 Vesting. A Participant shall have a vested right to benefits under this Plan upon Retirement. Prior to Retirement, any benefit hereunder shall be subject to forfeiture in accordance with Section 3.2 or Section 3.3; provided, however, that no Participant’s right to benefits may be reduced or eliminated except in accordance with Section 3.2 or Section 3.3 or with the written consent of such Participant.

4.4 Claims Procedure. If any Participant or Beneficiary believes he or she is entitled to a benefit from the Plan which is different from the benefit initially determined, such Participant or Beneficiary may file a written claim for benefits with the Manager-Compensation and Benefits of HECO (or the holder of any successor position, however designated) (the “Manager”). The Manager shall consider such written claim and render a decision within ninety (90) days following receipt thereof. If the Manager denies any part of the claim, he or she shall provide the claimant with written notice of the denial and of the claimant’s right to a further review. The notice shall set forth, in a manner calculated to be understood by the claimant, the reason for the denial and shall refer to specific Plan provisions on which the denial is based and provide a description and explanation of additional information which the claimant might provide to perfect the claim.

Within ninety (90) days after receiving notice that a claim has been denied, the claimant may file a written appeal with the Committee. The claimant may submit written comments, documents, records, and other information relating to the claim. Upon request, the claimant may obtain, free of charge, reasonable access to, and copies of, documents, records, and other information relevant to the claim. The Committee may require the claimant to provide such additional information or testimony as the Committee, in its sole discretion, deems useful or appropriate to its consideration of the claim. In reviewing the claim, the Committee shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall render its final decision within sixty (60) days of receipt of the request for reconsideration unless special circumstances require an extension of time. If such an extension is required, the Committee shall provide the claimant with written notice of the extension within the initial sixty (60) day period, and the Committee shall render its decision as soon as possible but in no event later than one hundred twenty (120) days following receipt of the appeal. If the Committee’s final decision is a denial of the claim, the Committee shall provide written notice of the denial, which notice shall set forth, in a manner calculated to be understood by the claimant, the reason for the denial and shall refer to specific Plan provisions on which the denial is based.

Claim determinations by the Manager and the Committee shall be made in their discretion, as provided in Section 5.1. The final decision of the Committee shall be binding and conclusive on all persons.

If the Manager or Committee fails to respond to a claimant within the time limits set forth in this Section, the claimant may consider the claim denied and may pursue whatever additional remedies are available to it. A claimant must comply with these procedures and exhaust all possibilities contained herein before seeking relief in any other forum.

V.	ADMINISTRATION

5.1 Committee’s Power and Discretion. The Committee shall have the power to interpret and construe the provisions of the Plan, to resolve any ambiguities and reconcile any inconsistencies in its provisions, and to decide all questions of fact that arise in the operation of the Plan. All such powers shall be exercised in the Committee’s discretion. Specifically, but without limiting the generality of the foregoing, the Committee shall determine, in its discretion, all questions with respect to any individual’s rights under the Plan, including, but not limited to eligibility for participation, eligibility for and the amount of benefits payable from the Plan, the validity and effect of any Beneficiary designation hereunder, and the proper Beneficiary to whom any benefits hereunder will be paid. The Committee, acting unanimously, shall also have the power to waive the application of Section 3.3 to a Participant if extenuating circumstances exist. The decision of the Committee with regard to the interpretation or construction of the Plan, or on any other matter within its authority, shall be binding and conclusive upon the Participating Employers and upon each Participant, Beneficiary, and any other interested party.

5.2 Delegation. The Committee may delegate authority to one or more of its members, or to any employee of a Participating Employer, in its discretion. In particular, the Committee may delegate authority for the day-to-day administration of the Plan to the Manager-Compensation and Benefits of HECO or such persons in the HECO Benefits Department as such Manager may designate.

VI.	MISCELLANEOUS

6.1 Effect on Prior Deferred Compensation Agreements. This Plan supersedes certain Deferred Compensation Agreements between Participants herein and HEI regarding the payment of death benefits similar to those provided hereunder. Such Deferred Compensation Agreements shall be of no further force or effect. As a condition of participation in this Plan, each Participant who was previously a party to such an agreement shall execute a written revocation of such agreement in a form provided by the Committee. This Plan does not affect Deferred Compensation Agreements that are currently in force between HEI and individuals who do not become Participants in this Plan, including retirees, disabled persons, and certain active employees of the Participating Employers who are not currently employed in Eligible Positions but who were previously employed in such positions and have been permitted to retain the benefit of Deferred Compensation Agreements.

6.2 Amendment and Termination. The Compensation Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan shall reduce the rights and benefits of any person who is a Participant at the time of the amendment or termination without such Participant’s written consent. No amendment or termination of the Plan shall affect benefits that have vested in accordance with Section 4.3.

6.3 No Funding. Benefits shall be paid as needed solely from the general assets of the Participating Employers, insurance contracts whose premiums are paid directly by the Participating Employers from their general assets, or a combination thereof. This Plan shall constitute solely an unsecured promise by the Participating Employers to pay the benefits described herein. Participants and Beneficiaries shall rely solely upon such unsecured promise, and shall have no right, title, interest, or claim to any specific asset, fund, reserve, account, insurance policy, or other property of any nature.

6.4 Life Insurance Policies. The Committee, in its absolute discretion, may purchase or maintain life insurance contracts to assist in meeting the Participating Employers’ benefit obligations hereunder. Any such policies shall be the property of HEI or the Participating Employer purchasing and maintaining such policies. The Administrative Committee shall have the exclusive and unrestricted right to make any elections, exercise any rights, and receive and use any benefits payable thereunder. No Participant or Beneficiary shall have any interest in such policy or any rights thereunder. Each such policy shall be purchased and maintained in accordance with the notice and consent requirements of Section 101(j)(4) of the Code, the insured under each such policy shall be a person described in Section 101(j)(2)(A) of the Code, and notice of each such policy shall be given to the Internal Revenue Service pursuant to Form 8925 or its successor.

6.5 Nonalienation. No benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Participant or Beneficiary.

6.6 No Right to Employment. Nothing in this Plan shall give any Participant any right to continued employment with any Participating Employer or limit in any way the Participating Employers’ right to discharge any Participant.

6.7 Indemnification. The Participating Employers shall indemnify and hold harmless their respective directors, officers, employees, and agents, including, without limitation, the members of the Compensation Committee and the Committee, against any and all claims, losses, damages, expenses, and liabilities arising, directly or indirectly, from their responsibilities in connection with the Plan, and from the defense costs thereof (including reasonable attorneys’ fees), to the extent permitted by law and except where any such liability is judicially determined to be the result of gross negligence or willful misconduct. The right of indemnity shall be conditioned upon (1) timely notice to HEI of any claim asserted against a person within the scope of this Section, and (2) the indemnified person’s reasonable cooperation and assistance in the defense of such claim.

6.8 Costs of Enforcement. If the Committee denies a claim for benefits under this Plan, and the claimant is later determined to be entitled to such benefits, then in addition to such benefits the claimant shall be entitled to recover all costs of enforcing his or her claim, including, without limitation, attorneys’ fees and other legal costs.

6.9 Governing Law. This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Hawaii, to the extent such laws are not preempted by ERISA.

TO RECORD the adoption of this Plan, the undersigned have caused this document to be executed this 27th day of October 2008, effective as of January 1, 2009.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ Patricia U. Wong
Its Vice President-Administration & Corporate Secretary